EXHIBIT 10.7

November 7, 2018

David M. Hammarley

Dear David:

It is with great pleasure that we extend to you an offer to join Drive Shack Inc. (the “Company”) as Chief Financial Officer, reporting to the Chief Executive Officer of the Company. This letter is referred to herein as the “Letter Agreement.”

Start Date:	November 12, 2018 (the “Start Date”). In order for your employment with the Company to commence, you must be approved by the Board of Directors of the Company and pass the Company’s background check.

Work Location:	Your principal work location will be New York, NY or such other place as agreed between you and the Company, in addition to travel as required in connection with the performance of your duties.

Duties and

Responsibilities:
You will devote all of your working time to the Company and will have no other employment and no other business ventures which conflict with your duties under this Letter Agreement; provided that you may (i) engage in private investment activities on behalf of yourself and your immediate family in accordance with applicable Company policies, and (ii) subject to prior approval of the Board, serve on the board of directors (or similar position) or committees thereof of a charitable, educational, professional, community, industry, non-profit or civic organization, in each case so long as the activities described in clauses (i) and (ii) do not, individually or in the aggregate, conflict with your duties to the Company under this Letter Agreement or interfere with your duties or responsibilities as an officer of the Company.

Compensation:
Your base salary will be paid at the rate of $300,000 per annum on a salary basis to compensate you for all hours you work, regardless of whether more or less than 40 in a regularly scheduled workweek. You will be paid twice a month with a pay date of the 15th and last day of each month. On each pay date, you will be paid for the hours you worked during the prior pay period. Based on your anticipated start date, you will receive your first pay on November 15, 2018. The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion, consistent with applicable law.

As additional compensation, you will be eligible to participate in a bonus incentive plan commencing on January 1, 2019, with an annual target amount equal to $375,000. Such bonus amount, if any, will be determined based on performance metrics to be established by the Company. Any such annual bonus payment will be paid at the same

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time as annual bonus payments are made to other senior executives generally, and in no event shall such bonus be paid earlier than January 1 or later than April 15 of the year following the year to which the bonus relates. Except as otherwise set forth in this Letter Agreement, in order to be eligible for any bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Upon or as soon as practicable after your Start Date, you will be granted a nonqualified stock option to acquire 75,000 shares of the Company’s common stock (the “Options”) pursuant to the Drive Shack Inc. 2018 Omnibus Incentive Plan (the “Plan”). You acknowledge and agree that the Options will be subject to the terms and conditions (including, without limitation, with respect to vesting, forfeiture, and exercise) set forth in the Plan and to be set forth in the definitive grant agreement that will govern your grant (the “Option Award Agreement”). You will be eligible to receive additional discretionary grants of equity awards on an annual basis beginning in 2019 based on your performance and subject to such terms and conditions (including, without limitation, with respect to vesting, forfeiture, and exercise) as may be determined by the Company in its sole discretion.

Work

Authorization:
Employment with the Company is contingent upon your provision of documentation establishing your identity and unrestricted authorization to work in the United States within the time period specified by law. If you are unsure whether you have unrestricted authorization, please contact Ellen Barrera at 212-497-2955.

Representations:
You represent that on the Start Date, you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You represent that you have returned to all prior employers any and all such confidential and proprietary information. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company and you agree that you will not use such information. You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate. You shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this “Representations” section.

You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its affiliates with respect to any matter set forth herein based on the terms or conditions of such person's employment relationship with the Company or any of its affiliates

Policies and

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Procedures:
You agree to comply fully with all the Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures.

Employment

Term:
Subject in each case to the provisions of this Letter Agreement relating to the respective rights and obligations of the parties upon termination of your employment, nothing in this Letter Agreement interferes with or limits in any way the Company’s or your right to terminate your employment at any time, for any reason or no reason, and nothing in this Letter Agreement confers on you any right or obligation to continue in the Company’s employ. Your employment with the Company under this Letter Agreement may be terminated as follows:

Death. Your employment with the Company under this Letter Agreement shall terminate immediately in the event of your death.

Disability. Your employment with the Company under this Letter Agreement shall terminate immediately in the event you incur a Disability. “Disability” means that you are either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

Cause. The Company shall be entitled to immediately terminate your employment under this Letter Agreement immediately for Cause. For purposes of this Letter Agreement, “Cause” shall be defined as (i) your misconduct or gross negligence in the performance of your duties to the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board; (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony, or any crime involving moral turpitude; (iv) your failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its direct or indirect subsidiaries (collectively, the “Company Group”); (v) your performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) your breach of this Letter Agreement or any other agreement with a member of the Company Group, or a violation of the  code of conduct or other written policy of any such entity.

Without Cause. The Company shall be entitled to immediately terminate your employment under this Letter Agreement for any reason other than death, Disability or Cause at any time.

Voluntary Resignation. You shall be entitled to voluntarily terminate your employment under this Letter Agreement for any reason by providing at least ninety (90) days’ advance written notice of such termination to the Company. In the event you resign your employment, the Company may, in its sole discretion, (i) direct you to cease

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performing your duties, refrain from entering the Company’s offices and restrict your access to the Company systems, trade secrets and confidential information, in each case during all or part of the 90-day notice period or (ii) immediately terminate your employment at any time during the Notice Period (which such termination shall be deemed to be a voluntary termination by you).

Upon termination of your employment with the Company under this Letter Agreement for any reason, you will receive (i) any base salary that is accrued but unpaid as of your date of termination, (ii) reimbursement for expenses you incurred prior to the date of termination in accordance with the terms of this Letter Agreement; and (iii) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans, the Option Award Agreement or other agreements as of the date of termination.

In addition, if (i) the Company terminates your employment without Cause (other than as a result of your death or Disability) and (ii) you execute a separation agreement and general release of claims in a form generally accepted for executives (the “Release”) and the Release becomes irrevocable within sixty (60) days after the date of termination, then you will receive (A) an amount in cash equal to the sum of your annual base salary, payable in equal installments in accordance with the Company’s normal payroll practices during the one year period following the date of termination; provided that the first such payment shall be made on the sixtieth (60th) day following your date of termination and shall include all amounts that would have been paid to you if such payments had commenced as of the date of termination, (B) a pro-rated annual cash bonus payment for the year of termination, in an amount equal to the product of (x) the annual cash bonus that would have been paid to you in respect of the year of such termination (as determined in accordance with this Letter Agreement) and (y) a fraction, the numerator of which is the number of days you were employed during the calendar year in which the termination occurs and the denominator of which is 365, payable at the same time as annual bonuses are paid to employees generally and (C) continued participation in the Company’s benefit plans at active employee rates for one year following the date of termination.

Benefits:
You (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other similarly situated employees of the Company in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of such employees generally, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may, consistent with applicable law, prospectively modify or terminate any employee benefit plan at any time.

Paid Time Off:
You may be eligible for Paid Time Off pursuant to the Company’s Paid Time Off (PTO) Policy. Please refer to the PTO Policy for more details. Requests for approval of timing of PTO shall be submitted in accordance with Company policy. The amount of PTO days provided per year may be modified, consistent with applicable law, in the discretion of the Company.

Business

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Expenses:
Consistent with its policies as established from time to time, the Company will reimburse you for all business expenses reasonably incurred by you in connection with the performance of your duties upon you providing the Company with such support for reimbursement as is required by those policies.

Protective

Covenants:
You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder or for twelve (12) months following the termination of your employment for any reason, be involved or connected in any manner (including, but not limited to, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, and/or employed by) any business, individual, partner, firm, corporation, or other entity that competes with (any such action, individually, and in the aggregate, to “compete with”), the Company anywhere in the United States of America, including, but not limited to, any such business, individual, partner, firm, corporation, or other entity engaged in the business of operating amusement or “eatertainment” venues

Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than five percent (5%) of the voting stock of any public company shall not be deemed a violation of this Letter Agreement.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and for twelve (12) months thereafter, in any manner:

(a)
hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any member of the Company Group, as an employee, independent contractor or consultant at the time of termination of your employment with the Company, or within six (6) months prior thereto;

(b)	Solicit any person who is an employee of the Company or any member of the Company Group to apply for or accept employment with any enterprise;

(c)
accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee of the Company involving the provision of services that are substantially similar to the services that you provided to the Company at any time during the twelve months prior to your termination of employment with the Company;

(d)
Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a Client, Investor or Business Partner of the Company or any member of the Company Group; or

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(e)
Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any member of the Company Group and the respective Clients, Investors, Business Partners, or employees of the foregoing entities.

For purposes of this Letter Agreement, the term “Solicit” means (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; or (d) any other passive use of non-public information about any Client, Investor, or Business Partner, or Company employee which has the purpose or effect of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of this Letter Agreement, the term “Client,” “Investor,” or “Business Partner” shall mean (A) anyone who is or has been a Client, Investor, or Business Partner of any member of the Company Group during your employment; and (B) any prospective Client, Investor, or Business Partner to whom any member of the Company Group made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding, or two (2) month period immediately following, your employment termination (but only if initial discussions between any member of the Company Group and such prospective Client, Investor, or Business Partner relating to the rendering of services occurred prior to the termination date). Notwithstanding the preceding paragraph, the Protective Covenants shall not apply to Clients who are currently your clients at your current employer.

For purposes of this Letter Agreement, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to any member of the Company Group as of, or at any time during the one-year period immediately preceding, the termination of your employment.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc. (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of any member of the Company Group; (ii) fall within your responsibilities as employed by the Company; or (iii) are otherwise developed by you through the use of the confidential information, equipment, software, or other facilities or resources of any member of the Company Group or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended. If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the

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Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

As a condition of employment, you will be required to sign a Confidentiality and Proprietary Rights Agreement, in a form acceptable to the Company, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates. The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

Arbitration:
The Company and you agree that any controversy or claim arising out of or relating to this Letter Agreement, the employment relationship between you and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be promptly settled by mutual agreement will be finally resolved by binding arbitration before a single arbitrator located in New York, New York in accordance with the applicable arbitration rules of the American Arbitration Association. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Court Reporter. The arbitrator shall issue a written decision with respect to all claims or controversies submitted under this section within thirty (30) days after the completion of the arbitration hearing. The parties are entitled to be represented by legal counsel at any arbitration hearing, and each party shall be responsible for his or its own attorney’s fees. The costs of the arbitrator shall be paid by the Company; provided, that, the parties agree that the arbitrator shall have the authority to tax the costs, including the attorney’s fees and arbitration proceeding against the non-prevailing party.

Miscellaneous:
This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

This Letter Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment, and it cancels and replaces any and all prior understandings and agreements between you and the Company

This Letter Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns. Neither this Letter Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by you, and any such attempted assignment or hypothecation shall be null and void. The Company may assign its rights and obligations hereunder, in whole or in part, to any of its subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of its assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

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No modification, amendment or variation hereof will be of effect or binding upon the parties hereto unless agreed to in writing by each of them and thereafter such modification, amendment or variation will have the same effect as if it had originally formed part of this Letter Agreement.

The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result with respect to any payment provided to you hereunder, and the Executive shall be responsible for any taxes imposed on you with respect to any such payment.

This Letter Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

The parties acknowledge that this Letter Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Letter Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Letter Agreement.

The headings of this Letter Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Letter Agreement or the intent of any provision hereof.

The intent of the parties is that payments and benefits under this Letter Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Letter Agreement which are subject to Section 409A until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Letter Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter Agreement or any other arrangement between you and the Company during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Letter Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year

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may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Letter Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to Ellen Barrera (ebarrera@driveshack.com), to indicate your acceptance. We look forward to you joining the Company.

Sincerely,
DRIVE SHACK INC.

By: _____________________

By signing below, I affirm my understanding of, and agreement to, the terms and conditions set forth above, and hereby accept this offer of employment.

Legal Name (Printed):________________________Signature:___________________________
Date:        /    /

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